Exhibit 99.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement dated July 1, 2003 (the “Amendment”) is dated for reference purposes and entered into as of October 22, 2007 (the “Effective Date”) by and between Bank of Internet USA, a federal savings bank (“Bank”), and Gary Lewis Evans ( “Executive”). Bank and Executive are sometimes collectively referred to in this Amendment as the “Parties.”

The Parties desire to confirm the terms of the Executive’s employment as of the Effective Date and to agree on the terms for Executive’s employment at the time that the Board of Directors appoints a chief executive officer of the Bank.

The Parties therefore agree as follows:

1. Employment Agreement. The Employment Agreement currently in effect, a copy of which is attached as Exhibit A (the “Employment Agreement”), is the effective agreement between the Parties for the employment of Executive.

2. Duties and Title of Executive. At the time a new chief executive officer is appointed, Executive shall be terminated as President and Chief Executive Officer of the Bank but shall continue to be employed by Bank under the terms set forth in the Employment Agreement, except as follows:

a. Executive shall have the duties and shall hold the title of Chief Operating Officer of the Bank.

b. Payment of the Severance Payment pursuant to Paragraph F.2(a) of the Employment Agreement shall be deferred until: (i) termination of Executive as Chief Operating Officer by Bank pursuant to Paragraph F.2(a), or (ii) Executive’s termination of the Employment Agreement pursuant to Paragraph F.2(b), whichever occurs first. In no event shall the Severance Payment be paid if Executive is terminated for cause pursuant to Paragraph F.1 of the Employment Agreement.

The Parties execute this Amendment effective as of October 22, 2007.

Executive:

/s/ Gary Lewis Evans
Gary Lewis Evans	Date: October 22, 2007

Bank: Bank of Internet USA

By	/s/ Jerry F. Englert
Jerry F. Englert Chairman of the Board		Date: October 22, 2007

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